NEWS RELEASE

Coeur Reports Fourth Quarter and Full-Year 2024 Results
SilverCrest transaction completed creating leading global silver company; second consecutive quarter of strong net income, adjusted EBITDA and free cash flow; provides full-year 2025 guidance

Chicago, Illinois - February 19, 2025 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported fourth quarter 2024 financial results, including revenue of $305 million and cash flow from operating activities of $64 million. The Company reported GAAP net income from continuing operations of $38 million, or $0.08 per share. On an adjusted basis1, Coeur reported EBITDA of $116 million, cash flow from operating activities before changes in working capital of $79 million and net income from continuing operations of $45 million, or $0.11 per share.
For the full year, Coeur reported revenue of $1.1 billion, cash flow from operating activities of $174 million and GAAP net income from continuing operations of $59 million, or $0.15 per share. On an adjusted basis1, the Company reported EBITDA of $339 million, cash flow from operating activities before changes in working capital of $162 million and net income from continuing operations of $70 million, or $0.18 per share.

Key Highlights
•Strong full-year 2024 production and cost results – 2024 full-year production of 341,582 ounces of gold and 11.4 million ounces of silver represented year-over-year increases of 8% and 11%, respectively, and fell solidly within the 2024 guidance ranges. Full-year 2024 costs applicable to sales per ounce declined year-over-year by 11% for gold and 9% for silver
•Second consecutive quarter of positive free cash flow and further EBITDA growth – Fourth quarter free cash flow of $16 million brought total second half free cash flow to $85 million. Fourth quarter adjusted EBITDA of $116 million resulted in full-year 2024 adjusted EBITDA1 of $339 million compared to $142 million in 2023
•Strong fourth quarter results from Rochester – Rochester’s silver and gold production increased by 34% and 63%, respectively, quarter-over-quarter to 1.6 million ounces of silver and 15,752 ounces of gold, bringing the full-year totals to 4.4 million silver ounces and 39,203 gold ounces. Tons placed in the fourth quarter totaled 8.2 million tons, exceeding the 7.0 - 8.0 million tons target. Fourth quarter free cash flow of $12 million represented the first positive free cash flow quarter since the fourth quarter of 2019
•Further debt reductions – Coeur repaid an additional $30 million of the revolving credit facility (“RCF”)2 during the quarter, reducing the outstanding balance by 29%, or $80 million since mid-year to $195 million. The Company’s net debt to adjusted EBITDA ratio declined to 1.6x at year-end compared to 3.4x at year-end 2023
•SilverCrest transaction now closed – Coeur’s $1.58 billion acquisition of SilverCrest Metals Inc. (“SilverCrest”) closed on February 14, 2025, which adds the high-grade, low-cost Las Chispas silver and gold operation in Sonora, Mexico to the Company’s portfolio of North American assets and creates a leading global silver company

•Robust expected 2025 production growth positions Coeur for record results – 2025 production guidance ranges of 380,000 - 440,000 ounces of gold and 16.7 - 20.3 million ounces of silver represent expected year-over-year increases of 20% and 62%, respectively3. These ranges reflect the expected benefit of the recently acquired Las Chispas operation and the first full-year of production from the newly expanded Rochester operation totaling 7.0 - 8.3 million silver ounces and 60,000 - 75,000 gold ounces, representing year-over-year expected increases of 75% and 72%, respectively3

“Thanks to the team’s dedication and incredible effort, we finished 2024 with a second consecutive quarter of strong earnings and positive free cash flow, leaving us well-positioned to deliver record operational and financial results in 2025,” said Mitchell J. Krebs, Chairman, President and Chief Executive Officer. “As expected, 2024 represented an inflection point for the Company. While completing the Rochester expansion, announcing the proposed acquisition of SilverCrest, transitioning to positive free cash flow, and beginning to pay down debt were key drivers to a successful year, our other operations delivered strong results worth highlighting. Wharf generated the highest free cash flow in its 42-year history, Palmarejo delivered its highest free cash flow in seven years, and Kensington increased its gold production by 13% while decreasing its unit costs by 8% year-over-year and is targeting a return to positive free cash flow in 2025. Together with the first full year of contribution from the Rochester expansion and the addition of the newly acquired high-grade, low-cost Las Chispas operation, we anticipate delivering sharp increases in production, EBITDA and free cash flow, which will allow us to continue aggressively deleveraging the balance sheet.
“As highlighted in our reserves and resources update yesterday, we continue to see positive results from our sustained commitment to brownfield exploration over the past several years. At Kensington, we achieved our stated goal of establishing a five-year proven and probable reserve mine life. We also significantly expanded the inferred resource pipelines at Palmarejo and Wharf, which bode well for future meaningful mine life extensions. In 2025, we will continue our commitment to generating returns through the drill bit with another year of robust exploration investment.
“With the closing of the SilverCrest transaction last week, we’re delighted to welcome the Las Chispas team to the Company, and to have Eric Fier and Pierre Beaudoin join our Board of Directors. Although the first quarter will reflect several one-time transaction costs, seasonally lower production levels, and only six weeks of contribution from Las Chispas, we look forward to delivering the best year in Coeur Mining’s history in 2025 at a time when the outlook for silver and gold remains incredibly positive.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	2024	4Q 2024	3Q 2024	2Q 2024	1Q 2024	2023	4Q 2023
Gold Sales	$734.9	$205.2	$223.8	$154.1	$151.8	$575.7	$187.7
Silver Sales	$319.1	$100.2	$89.7	$67.9	$61.3	$245.5	$74.3
Consolidated Revenue	$1,054.0	$305.4	$313.5	$222.0	$213.1	$821.2	$262.1
Costs Applicable to Sales[4]	$606.2	$158.8	$156.7	$144.7	$146.0	$632.9	$192.3
General and Administrative Expenses	$47.7	$11.1	$11.0	$11.2	$14.4	$41.6	$10.2
Net Income (Loss)	$58.9	$37.9	$48.7	$1.4	$(29.1)	$(103.6)	$(25.5)
Net Income (Loss) Per Share	$0.15	$0.08	$0.12	$0.00	$(0.08)	$(0.30)	$(0.07)
Adjusted Net Income (Loss)[1]	$70.1	$45.3	$47.2	$(3.4)	$(19.0)	$(78.0)	$(6.2)
Adjusted Net Income (Loss)[1] Per Share	$0.18	$0.11	$0.12	$(0.01)	$(0.05)	$(0.23)	$(0.02)
Weighted Average Shares Outstanding	397.4	401.0	400.8	399.9	385.0	343.1	380.5
EBITDA[1]	$302.6	$104.6	$121.1	$49.7	$27.2	$60.5	$25.0
Adjusted EBITDA[1]	$339.2	$116.4	$126.0	$52.4	$44.3	$142.3	$64.3
Cash Flow from Operating Activities	$174.2	$63.8	$111.1	$15.2	$(15.9)	$67.3	$65.3
Capital Expenditures	$183.2	$47.7	$42.0	$51.4	$42.1	$364.6	$92.7
Free Cash Flow[1]	$(9.0)	$16.1	$69.1	$(36.2)	$(58.0)	$(297.3)	$(27.4)
Cash, Equivalents & Short-Term Investments	$55.1	$55.1	$76.9	$74.1	$67.5	$61.6	$61.6
Total Debt[5]	$590.1	$590.1	$605.2	$629.3	$585.6	$545.3	$545.3
Average Realized Price Per Ounce – Gold	$2,156	$2,399	$2,309	$2,003	$1,864	$1,825	$1,886
Average Realized Price Per Ounce – Silver	$27.95	$31.11	$29.86	$26.20	$23.57	$24.21	$24.79
Gold Ounces Produced	341,582	87,149	94,993	78,696	80,744	317,671	101,609
Silver Ounces Produced	11.4	3.2	3.0	2.6	2.6	10.3	3.1
Gold Ounces Sold	340,816	85,555	96,913	76,932	81,416	315,511	99,540
Silver Ounces Sold	11.4	3.2	3.0	2.6	2.6	10.1	3.0
Adjusted CAS per AuOz[1]	$1,203	$1,192	$1,113	$1,264	$1,267	$1,355	$1,225
Adjusted CAS per AgOz[1]	$16.55	$16.93	$15.67	$17.71	$14.63	$18.10	$17.03

Financial Results
Fourth quarter 2024 revenue totaled $305 million compared to $314 million in the prior period and $262 million in the fourth quarter of 2023. The Company produced 87,149 and 3.2 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 85,555 ounces of gold and 3.2 million ounces of silver. Average realized gold and silver prices for the quarter were $2,399 and $31.11 per ounce, respectively, compared to $2,309 and $29.86 per ounce in the prior period and $1,886 and $24.79 per ounce in the fourth quarter of 2023.
Coeur generated $1.1 billion in revenue in 2024, compared to $821 million in 2023. Full-year gold and silver production totaled 341,582 and 11.4 million ounces, respectively, compared to 317,671 ounces of gold and 10.3 million ounces of silver in 2023. Metal sales in 2024 included 340,816 and 11.4 million ounces of gold and silver, respectively. Average realized gold and silver prices for the year were $2,156 and $27.95 per ounce, respectively, compared to $1,825 and $24.21 per ounce in 2023.
Gold and silver sales represented 67% and 33% of quarterly revenue, respectively. For the full year, gold and silver sales accounted for 70% and 30% of revenue, respectively. The Company’s U.S. operations accounted for approximately 71% and 64% in the fourth quarter and full-year revenue, respectively.

Adjusted costs applicable to sales per ounce1 of gold and silver increased 7% and 8% quarter-over-quarter, respectively, largely due to lower gold production in the period as well as lower silver production at Palmarejo, partially offset by higher production at Rochester. General and administrative expenses remained consistent quarter-over-quarter at $11 million.
Coeur invested approximately $20 million ($17 million expensed and $4 million capitalized) in exploration during the quarter, compared to approximately $25 million ($20 million expensed and $5 million capitalized) in the prior period. For the full year, the Company invested approximately $77 million ($60 million expensed and $17 million capitalized) compared to roughly $41 million ($31 million expensed and $10 million capitalized) in 2023. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $18 million and $67 million during the fourth quarter and for the full year, respectively. Cash income and mining taxes paid during the period totaled approximately $12 million, bringing the full-year total to $45 million. Cash taxes paid in 2024 primarily reflect income and mining tax payments in Mexico. Coeur expects to pay approximately $75 - $85 million in cash taxes during the first quarter of 2025 primarily as a result of the strong operational performance at Palmarejo and the newly acquired Las Chispas operation.
Quarterly operating cash flow totaled $64 million compared to $111 million in the prior period. For the full year, operating cash flow nearly tripled to $174 million mainly driven by strong operational performance in the second half of 2024.
Fourth quarter capital expenditures were $48 million compared to $42 million in the prior period, bringing the full-year total to $183 million and within Coeur’s 2024 guidance range of $160 - $200 million. Sustaining and development capital expenditures accounted for approximately $41 million and $7 million, or 85% and 15%, respectively, of Coeur’s total capital investment during the quarter.
The Company expects to generate negative free cash flow during the first quarter due to one-time outflows, including the previously mentioned $75 - $85 million in cash taxes, annual incentive plan payments, semi-annual interest on the Company’s 5.125% Senior Notes due 2029, Rochester property taxes and SilverCrest transaction-related costs.

SilverCrest Acquisition Transaction
On February 14, 2025, Coeur closed on the acquisition of SilverCrest in an all-equity transaction. The acquisition positions Coeur as a leading global silver company by adding the high-grade, low-cost Las Chispas silver and gold operation in Sonora, Mexico to Coeur’s portfolio. Based upon the closing stock price of Coeur’s stock on February 14, 2025, the issuance of approximately 239 million shares in the transaction implied an acquisition value of $1.58 billion.
The Company expects prorated production reflecting 10.5 months of the year for Las Chispas to be 42,500 - 52,500 ounces of gold and 4.25 - 5.25 million ounces of silver.
Coeur intends to apply SilverCrest’s cash and proceeds from the monetization of its bullion and finished goods inventory, net of accounts payable balances, to outstanding RCF and prepay balances.

Operations
Fourth quarter and full-year 2024 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2024	4Q 2024	3Q 2024	2Q 2024	1Q 2024	2023	4Q 2023
Tons milled	1,762,779	419,008	413,463	429,561	500,747	2,008,459	500,509
Average gold grade (oz/t)	0.070	0.059	0.070	0.066	0.070	0.050	0.060
Average silver grade (oz/t)	4.52	4.17	5.15	4.49	4.34	3.97	4.08
Average recovery rate – Au	93.0%	91.2%	94.8%	89.9%	95.2%	91.1%	89.4%
Average recovery rate – Ag	85.0%	88.3%	85.6%	82.8%	83.7%	82.7%	79.4%
Gold ounces produced	108,666	22,490	27,549	25,467	33,160	100,605	25,401
Silver ounces produced (000’s)	6,780	1,543	1,823	1,596	1,818	6,592	1,622
Gold ounces sold	108,783	22,353	28,655	24,313	33,462	99,043	24,848
Silver ounces sold (000’s)	6,797	1,598	1,861	1,542	1,796	6,534	1,644
Average realized price per gold ounce	$1,751	$1,750	$1,922	$1,744	$1,611	$1,565	$1,615
Average realized price per silver ounce	$27.74	$31.27	$29.71	$26.48	$23.64	$24.21	$24.78
Metal sales	$379.1	$89.1	$110.4	$83.2	$96.4	$313.2	$80.9
Costs applicable to sales[4]	$195.5	$45.5	$47.5	$48.2	$54.3	$194.3	$50.3
Adjusted CAS per AuOz[1]	$892	$894	$818	$1,006	$901	$957	$1,010
Adjusted CAS per AgOz[1]	$14.28	$15.92	$12.60	$15.24	$13.18	$15.09	$15.26
Exploration expense	$13.2	$3.8	$4.3	$2.6	$2.5	$7.8	$2.7
Cash flow from operating activities	$138.1	$33.2	$55.6	$23.7	$25.6	$76.8	$24.1
Sustaining capital expenditures (excludes capital lease payments)	$18.3	$6.5	$4.0	$3.1	$4.7	$34.6	$6.9
Development capital expenditures	$12.3	$3.4	$4.0	$2.8	$2.1	$7.2	$2.0
Total capital expenditures	$30.6	$9.9	$8.0	$5.9	$6.8	$41.8	$8.9
Free cash flow[1]	$107.5	$23.3	$47.6	$17.8	$18.8	$35.0	$15.2
Operational
•Fourth quarter gold and silver production totaled 22,490 and 1.5 million ounces, respectively, compared to 27,549 and 1.8 million ounces in the prior period and 25,401 and 1.6 million ounces in the fourth quarter of 2023. For the full year, gold and silver production totaled 108,666 and 6.8 million ounces, respectively, and exceeded 2024 guidance ranges of 95,000 - 103,000 ounces of gold and 5.9 - 6.7 million ounces of silver
•Production during the quarter was primarily driven by higher average silver recoveries, offset by lower average gold and silver grades
Financial
•Adjusted CAS1 for gold and silver on a co-product basis increased 9% and 26% quarter-over-quarter to $894 and $15.92 per ounce, respectively, driven by lower metal sales
•For the full year, adjusted CAS1 for gold and silver on a co-product basis totaled $892 and $14.28 per ounce, respectively, compared to $957 and $15.09 per ounce in the prior period. Both gold and silver costs ended the year below their 2024 guidance ranges of $950 - $1,150 and $15.50 - $16.50 per ounce
•Capital expenditures increased 24% quarter-over-quarter to $10 million, reflecting higher sustaining capital during the period. For the full year, capital expenditures decreased 27% to $31 million
•Free cash flow1 in the fourth quarter and full year totaled $23 million and $108 million, respectively, compared to $48 million and $35 million in the prior periods
Exploration

•Exploration investment for the fourth quarter totaled approximately $4 million (substantially all expensed) compared to roughly $4 million (substantially all expensed) in the prior period. For the full year, exploration investment increased 69% to roughly $13 million (substantially all expensed)
•Seven rigs were active during the quarter, with three rigs focused on step-out drilling along the western extension of the Hidalgo corridor. A new mineralized structure discovered in 2024 called the Libertad Footwall has demonstrated splays and breccias similar to those contained at Guadalupe and Independencia. Exploration drilling successfully traced these Libertad structures over 750 meters along strike. In addition, the 2024 drill program at Hidalgo and Libertad was a significant contributor to inferred resource growth. Successful exploration also led to a maiden resource at the San Juan target and an extension of the Guadalupe zone
•Since the acquisition of the Fresnillo claims in September 2024, multiple new veins and targets have been identified through mapping and sampling. Vein extensions with the potential to add up to 12 kilometers of cumulative strike length have been outlined to the southeast and immediately adjacent to existing mining operations
•Priorities for 2025 include continuing to build the inferred resource base to create a strong foundation for future conversion and reserve growth. A key focus will be on validation and expansion of historic resources on the southeast extension of Independencia / La Nacion, two vein structures that extend beyond the area impacted by the gold stream. In addition, early-stage exploration is expected to commence in the eastern portion of the Palmarejo district. For the first time ever, approximately 60% of planned annual exploration investment at Palmarejo is expected to be outside the area affected by the gold stream with Franco-Nevada
Other
•Approximately 47% and 35% of Palmarejo’s gold sales in the fourth quarter and full year, respectively, were sold under the gold stream agreement with Franco-Nevada at a price of $800 per ounce, totaling 10,463 ounces in the fourth quarter and 37,894 ounces for the full year. The Company anticipates approximately 40% - 50% of Palmarejo’s 2025 gold sales will be sold under the gold stream agreement
Guidance
•Full-year 2025 production is expected to be 95,000 - 105,000 ounces of gold and 5.4 - 6.5 million ounces of silver
•CAS1 in 2025 are expected to be $950 - $1,150 per gold ounce and $17.00 - $18.00 per silver ounce
•Capital expenditures are expected to be $26 - $32 million, consisting primarily of sustaining capital and underground development
•Exploration investment in 2025 is expected to be $16 - $18 million (substantially all expensed)

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2024	4Q 2024	3Q 2024	2Q 2024	1Q 2024	2023	4Q 2023
Ore tons placed	23,529,814	8,226,820	7,064,623	5,102,800	3,135,571	11,388,657	2,754,058
Average silver grade (oz/t)	0.52	0.44	0.57	0.59	0.52	0.45	0.44
Average gold grade (oz/t)	0.002	0.003	0.002	0.002	0.002	0.003	0.003
Silver ounces produced (000’s)	4,378	1,551	1,155	973	699	3,392	1,340
Gold ounces produced	39,203	15,752	9,690	8,006	5,755	38,775	19,847
Silver ounces sold (000’s)	4,389	1,571	1,098	985	735	3,340	1,269
Gold ounces sold	38,345	14,824	9,186	8,150	6,185	38,449	19,175
Average realized price per silver ounce	$28.31	$30.97	$30.13	$25.78	$23.32	$24.09	$24.59
Average realized price per gold ounce	$2,387	$2,604	$2,492	$2,131	$2,050	$1,965	$1,991
Metal sales	$215.8	$87.2	$56.0	$42.8	$29.8	$156.0	$69.4
Costs applicable to sales[4]	$154.6	$51.5	$39.4	$36.7	$27.0	$171.3	$71.8
Adjusted CAS per AgOz[1]	$20.07	$17.96	$20.88	$21.58	$18.17	$23.97	$19.33
Adjusted CAS per AuOz[1]	$1,663	$1,495	$1,735	$1,813	$1,630	$1,922	$1,564
Prepayment, working capital cash flow	$—	$—	$—	$—	$—	$17.5	$—
Exploration expense	$5.1	$2.7	$1.0	$1.0	$0.4	$1.2	$0.2
Cash flow from operating activities	$4.6	$26.0	$3.2	$(5.9)	$(18.7)	$(23.0)	$11.6
Sustaining capital expenditures (excludes capital lease payments)	$42.6	$10.4	$7.0	$9.9	$15.3	$30.9	$13.8
Development capital expenditures	$30.1	$3.5	$3.1	$17.6	$5.9	$232.5	$51.7
Total capital expenditures	$72.7	$13.9	$10.1	$27.5	$21.2	$263.4	$65.5
Free cash flow[1]	$(68.1)	$12.1	$(6.9)	$(33.4)	$(39.9)	$(286.4)	$(53.9)
Operational
•Silver and gold production in the fourth quarter totaled 1.6 million and 15,752 ounces, respectively, compared to 1.2 million and 9,690 ounces in the prior period and 1.3 million and 19,847 ounces in the fourth quarter of 2023. For the full year, silver production totaled 4.4 million ounces, which was below 2024 guidance ranges of 4.8 - 6.6 million ounces, while gold production totaled 39,203 and was within 2024 guidance ranges of 37,000 - 50,000 ounces
•Ore tons placed increased 16% quarter-over-quarter to 8.2 million tons, which exceeded the fourth quarter target of 7.0 - 8.0 million tons, and included approximately 5.1 million tons through the new crushing circuit and roughly 3.1 million tons of higher-grade backfill direct-to-pad material placed on the Stage 6 leach pad, which has provided operational flexibility and helped ensure continuous production during planned and unplanned crusher downtime. In the month of January 2025, ore tons placed totaled 2.4 million tons
•Lower than expected silver production during the quarter was primarily driven by the timing of recovered ounces and higher average overall size of material placed during the quarter
Financial
•Fourth quarter adjusted CAS1 for silver and gold on a co-product basis totaled $17.96 and $1,495 per ounce, respectively, mainly driven by higher metals sales
•Full-year adjusted CAS1 for silver and gold on a co-product basis totaled $20.07 and $1,663 per ounce, respectively, compared to $23.97 and $1,922 per ounce in the prior period
•Capital expenditures increased 38% quarter-over-quarter to $14 million, bringing the full year total to $73 million compared to $263 million in the prior period, reflecting the completion of the Rochester expansion during the year

•Free cash flow1 in the fourth quarter and full-year totaled $12 million and $(68) million, respectively, compared to $(7) million and $(286) million in the prior periods
Exploration
•Exploration investment in the fourth quarter totaled approximately $4 million ($3 million expensed and $1 million capitalized) compared to roughly $3 million ($1 million expensed and $2 million capitalized) in the prior quarter. For the full year, exploration investment more than doubled to $10 million ($5 million expensed and $5 million capitalized)
•Near-term exploration objectives at Rochester aim to augment the grade profile of the current 16-year reserve-only mine life to enhance cash flow
•Two rigs continued to drill the Wedge area of East Rochester during the fourth quarter. This diamond drill core program has successfully outlined the continuation of mineralization along both the Weaver-Rochester contact and long high-angle, higher-grade structures. In addition, a thick wedge of colluvium that was previously considered waste was found to be mineralized. The geological understanding of this portion of the deposit, due to be mined from 2027 - 2032, is growing rapidly and the updated geological model is expected to form the basis for an aggressive infill program in 2025 once the overlying Stage 1 leach pad is unloaded
•Re-logging and re-interpretation of core and reverse circulation chips from legacy drillholes at Lincoln Hill during 2024 resulted in a new geological model being completed during the quarter. Additional drilling to test this model and expand reserves and resources in this area are planned for 2024
•Drilling at Nevada Packard commenced during the quarter and is expected to confirm the new geological model and establish controls on higher-grade mineralization. This work is aimed at assessing the upside potential for higher grades on the structures in the Nevada Packard area to augment the life of mine grade profile
Guidance
•Full-year 2025 production is expected to be 7.0 - 8.3 million ounces of silver and 60,000 - 75,000 ounces of gold
•CAS1 for 2025 are expected to be $14.50 - $16.50 per silver ounce and $1,250 - $1,450 per gold ounce
•Capital expenditures are expected to be $57 - $70 million, which reflects an eight-million-ton stripping campaign for the removal of Stage 1 and 2 leach pads to access ore zones in the eastern portion of the open pit, modifications after startup of the crusher corridor and final negotiated payment with a key contractor of the expansion construction
•Exploration investment in 2025 is expected to be $13 - $16 million ($11 - $12 million expensed and $2 - $4 million capitalized)

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2024	4Q 2024	3Q 2024	2Q 2024	1Q 2024	2023	4Q 2023
Tons milled	699,037	183,639	165,916	182,043	167,439	651,576	177,382
Average gold grade (oz/t)	0.15	0.16	0.16	0.14	0.14	0.14	0.16
Average recovery rate	91.3%	91.8%	90.4%	92.3%	90.8%	91.9%	92.3%
Gold ounces produced	95,671	26,931	24,104	23,202	21,434	84,789	26,686
Gold ounces sold	95,361	25,839	24,800	23,539	21,183	84,671	25,980
Average realized price per gold ounce, gross	$2,415	$2,702	$2,563	$2,223	$2,105	$1,987	$2,016
Treatment and refining charges per gold ounce	$53	$53	$56	$52	$52	$74	$58
Average realized price per gold ounce, net	$2,362	$2,649	$2,507	$2,171	$2,053	$1,913	$1,958
Metal sales	$225.1	$68.3	$62.2	$51.1	$43.5	$162.5	$51.2
Costs applicable to sales[4]	$157.8	$39.7	$38.1	$40.7	$39.3	$152.7	$37.9
Adjusted CAS per AuOz[1]	$1,651	$1,529	$1,539	$1,734	$1,840	$1,786	$1,441
Prepayment, working capital cash flow	$(12.9)	$(12.9)	$11.8	$(11.8)	$—	$—	$10.7
Exploration expense	$5.5	$0.7	$2.0	$1.3	$1.5	$7.9	$1.7
Cash flow from operating activities	$40.9	$8.5	$38.1	$(7.2)	$1.5	$4.0	$16.9
Sustaining capital expenditures (excludes capital lease payments)	$68.7	$18.9	$20.0	$16.5	$13.3	$53.3	$15.1
Development capital expenditures	$—	$—	$—	$—	$—	$—	$—
Total capital expenditures	$68.7	$18.9	$20.0	$16.5	$13.3	$53.3	$15.1
Free cash flow[1]	$(27.8)	$(10.4)	$18.1	$(23.7)	$(11.8)	$(49.3)	$1.8
Operational
•Gold production in the fourth quarter totaled 26,931 ounces compared to 24,104 ounces in the prior period and 26,686 ounces in the fourth quarter of 2023. For the full year, gold production totaled 95,671 ounces and was within the 2024 guidance range of 92,000 - 106,000 ounces
•Higher production during the quarter was driven by higher average recoveries and increased tons milled
Financial
•Fourth quarter adjusted CAS1 totaled $1,529 per ounce compared to $1,539 per ounce in the prior period, reflecting increased metal sales. Full-year adjusted CAS1 totaled $1,651 per ounce compared to $1,786 in the prior period and was within the 2024 guidance range of $1,525 - $1,725 per ounce
•Capital expenditures decreased 6% quarter-over-quarter to $19 million. For the full year, capital expenditures increased 29% to $69 million primarily driven by the focus on capital development to support the multi-year development and exploration program aimed at extending mine life
•Free cash flow1 in the fourth quarter and full-year totaled $(10) million and $(28) million, respectively, compared to $18 million and $(49) million in the prior periods
Exploration
•Exploration investment in the fourth quarter totaled approximately $3 million ($1 million expensed and $2 million capitalized), compared to $5 million ($2 million expensed and $3 million capitalized) in the prior period. For the full year, exploration investment totaled roughly $18 million ($6 million expensed and $12 million capitalized), compared to $18 million ($8 million expensed and $10 million capitalized) in 2023
•Up to three rigs were active at Kensington, with drilling focused on both infill and extension of the current resource boundaries at both the Kensington and Elmira deposits, with some drilling on scout targets in Lower Kensington

•Drilling during 2024 led to the discovery of several new mineralized zones including the Elmira Hanging Wall mineralization, Zone 50 in Lower Kensington and the up-dip extension of Zone 10A in Upper Kensington. Additionally, the first detailed structural model was completed for the Elmira deposit during the year and is incorporated into 2025 exploration targeting and 2024 year-end resource modeling. A similar study is expected to be undertaken in Upper and Lower Kensington in 2025
•Drilling in 2025 is focusing on maintaining the life of mine through expansion of known resource areas and identifying higher-grade zones to improve bulk mill feed grade. In addition, scout drilling is expected to take place on the newly identified Elmira Hanging Wall target and along the 3,000-foot-long gap between the Kimberly and Elmira deposits
Guidance
•Full-year 2025 production is expected to be 92,500 - 107,500 gold ounces
•CAS1 in 2025 are expected to be $1,700 - $1,900 per gold ounce
•Capital expenditures are expected to be $55 - $64 million, which reflects the completion of the multi-year development and exploration program in the first half of the year as well as an $18 - 22 million investment to raise the main tailings storage facility embankment as part of the expansion of the existing facility, which is expected to be executed over the next two years
•Exploration investment in 2025 is expected to be $11 - $14 million ($6 - 8 million expensed and $5 - $6 million capitalized)

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2024	4Q 2024	3Q2024	2Q 2024	1Q 2024	2023	4Q 2023
Ore tons placed	5,003,935	1,164,894	1,424,649	1,162,437	1,251,955	4,743,469	1,290,562
Average gold grade (oz/t)	0.031	0.023	0.046	0.032	0.021	0.026	0.027
Gold ounces produced	98,042	21,976	33,650	22,021	20,395	93,502	29,675
Silver ounces produced (000’s)	232	54	42	69	67	268	90
Gold ounces sold	98,327	22,539	34,272	20,930	20,586	93,348	29,537
Silver ounces sold (000’s)	233	54	45	65	69	266	86
Average realized price per gold ounce	$2,315	$2,620	$2,440	$2,064	$2,026	$1,961	$1,982
Metal sales	$234.0	$60.7	$85.0	$45.0	$43.3	$189.5	$60.7
Costs applicable to sales[4]	$98.4	$22.1	$31.8	$19.1	$25.4	$114.7	$32.4
Adjusted CAS per AuOz[1]	$934	$902	$885	$822	$1,165	$1,152	$997
Prepayment, working capital cash flow	$—	$—	$—	$—	$—	$12.5	$—
Exploration expense	$6.2	$2.7	$2.3	$1.1	$0.1	$—	$—
Cash flow from operating activities	$101.9	$22.2	$51.6	$17.0	$11.1	$84.1	$28.9
Sustaining capital expenditures (excludes capital lease payments)	$7.2	$2.9	$2.8	$1.2	$0.3	$2.0	$1.3
Development capital expenditures	$—	$—	$—	$—	$—	$0.5	$0.2
Total capital expenditures	$7.2	$2.9	$2.8	$1.2	$0.3	$2.5	$1.5
Free cash flow[1]	$94.7	$19.3	$48.8	$15.8	$10.8	$81.6	$27.4
Operational
•Gold production in the fourth quarter decreased 35% quarter-over-quarter to 21,976 ounces. For the full year, gold production totaled 98,042 ounces, exceeding the 2024 guidance range of 86,000 - 96,000 ounces
•Lower production during the quarter was largely due to timing of ounces placed on the leach pad in the prior quarter at a lower average gold grade

Financial
•Adjusted CAS1 on a by-product basis increased 2% quarter-over-quarter to $902 per ounce, largely driven by lower metal sales. Full-year adjusted CAS1 totaled $934 per ounce and was below the 2024 guidance range of $950 - $1,050 per ounce
•Capital expenditures remained relatively flat quarter-over-quarter at approximately $3 million
•Free cash flow1 in the fourth quarter and full year totaled $19 million and $95 million, respectively, compared to $49 million and $82 million in the prior periods. Higher free cash flow1 for 2024 was largely driven by higher metal sales and is a record free cash flow1 year for the site
Exploration
•Exploration investment during the fourth quarter totaled $3 million (substantially all expensed), compared to $2 million (substantially all expensed) in the prior quarter. For the full year, exploration investment totaled $6 million (substantially all expensed), compared to $1 million (substantially all capitalized) in 2023
•Increased exploration investment continued during the fourth quarter with two rigs undertaking expansion and infill drilling at the North Foley deposit. This work has successfully outlined mineralization over a new area of approximately 150,000 square feet adjacent to the Foley pit
•In 2025, expansion and infill drilling is expected to continue focusing on the Juno and North Foley deposits and is expected to meaningfully extend mine life. Additionally, geophysical surveys are planned to help in the delineation of new drill targets to fill the pipeline for continued growth and production
Guidance
•Full-year 2025 production is expected to be 90,000 - 100,000 gold ounces and 50,000 - 200,000 ounces of silver
•CAS1 in 2025 are expected to be $1,250 - $1,350 per gold ounce
•Capital expenditures are expected to be $13 - $17 million, which reflects increased infill drilling expected to materially extend the mine life as well as other investments which is expected to be required to convert the Juno and North Foley deposits into reserves
•Exploration investment in 2025 is expected to be $7 - $10 million (substantially all expensed)

Exploration
During the fourth quarter, Coeur invested approximately $20 million ($17 million expensed and $4 million capitalized), compared to roughly $25 million ($20 million expensed and $5 million capitalized) in the prior period. For the full year, the Company invested approximately $77 million ($60 million expensed and $17 million capitalized), compared to roughly $41 million ($31 million expensed and $10 million capitalized) in 2023.
The Company’s exploration investment in 2025 is expected to total $67 - $77 million for expansion drilling (classified as exploration expense) and $10 - $16 million for infill drilling (capitalized exploration).
Top exploration priorities for the Company’s 2024 exploration program were achieved, including: (1) Kensington reaching a five year proven and probable reserve mine life; (2) outlining higher-grade structures to enhance the near-term margin and longer term free cash flow profile of the newly-expanded Rochester; (3) significantly increasing Palmarejo’s inferred resources; and (4) substantially enhancing the geological understanding of the evolving world-class polymetallic Silvertip system located in British Columbia.
At Silvertip, exploration investment totaled approximately $6 million in the fourth quarter, compared to $9 million in the prior period. For the full year, exploration investment totaled approximately $27 million, which includes $16 million related to underground mine development and site support costs, compared to $11 million in 2023.
At Silvertip, underground and surface drilling with three rigs wrapped up during the quarter. Overall, the 2024 three-pronged exploration strategy was successful on all fronts, including: (1) extending along strike the key zones of the Southern Silver zone and Saddle zone from near-mine underground drilling; (2) intersecting massive sulfide mineralization in all five step-out drill holes at the Southern Silver zone; and (3) identifying three new Silvertip lookalike structures on the land package.
In 2025, the exploration program is focused on extending and building the resource base adjacent to the current resource and further increasing the knowledge of the district through follow-up of key targets outlined by the 2024 regional program.
The Company expects exploration investment to be approximately $12 - $14 million at Silvertip 2025, which excludes $17 - $22 million related to underground mine development and site support costs.

2025 Guidance
Gold and silver production is expected to increase 20% and 62%, respectively, compared to 2024 based on the midpoint of guidance ranges. The increase is primarily driven by the completion and ramp-up of Rochester last year and the addition of Las Chispas in mid-February.
Overall cost guidance has increased slightly at Palmarejo, Kensington and Wharf compared to 2024.
The below exploration expense guidance excludes $17 - $22 million of underground mine development and support costs associated with Silvertip.
Note that Las Chispas guidance reflects results from the February 14 closing of the acquisition. Additionally, Las Chispas cost guidance excludes the effects of the SilverCrest purchase price allocation.

2025 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Las Chispas	42,500 - 52,500	4,250 - 5,250
Palmarejo	95,000 - 105,000	5,400 - 6,500
Rochester	60,000 - 75,000	7,000 - 8,300
Kensington	92,500 - 107,500	—
Wharf	90,000 - 100,000	50 - 200
Total	380,000 - 440,000	16,700 - 20,250

2025 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Las Chispas (co-product)	$850 - $950	$9.25 - $10.25
Palmarejo (co-product)	$950 - $1,150	$17.00 - $18.00
Rochester (co-product)	$1,250 - $1,450	$14.50 - $16.50
Kensington	$1,700 - $1,900	—
Wharf (by-product)	$1,250 - $1,350	—

2025 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$132 - $156
Capital Expenditures, Development	$55 - $69
Exploration, Expensed	$67 - $77
Exploration, Capitalized	$10 - $16
General & Administrative Expenses	$44 - $48

Note: The Company’s guidance figures assume estimated prices of $2,700/oz gold and $30.00/oz silver as well as CAD of 1.425 and MXN of 20.50. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its fourth quarter and full-year 2024 financial results on February 20, 2025 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, Chairman, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, Aoife McGrath, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through February 27, 2025.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        333 97 30

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Las Chispas silver-gold mine in Sonora, Mexico, the Palmarejo gold-silver complex in Chihuahua, Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic critical minerals exploration project in British Columbia.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding cash flow, production growth, costs, capital expenditures, exploration and development efforts and plans and potential impacts on reserves and resources, mine lives and expected extensions, the gold stream agreement at Palmarejo, anticipated production, and costs and expenses and operations at Las Chispas, Palmarejo, Rochester, Wharf and Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, risks associated with the continued integration of the recent acquisition of SilverCrest, the risk that the Rochester expansion does not sustain planned performance, the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Senior Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Coeur’s public disclosures, including disclosures of mineral reserves and resources, are governed by the U.S. Securities Exchange Act of 1934, including Item 1300 of SEC Regulation S-K. SilverCrest has traditionally disclosed estimates of Las Chispas “measured,” “indicated,” and “inferred” mineral resources as such terms are used in Canada’s National Instrument 43-101. Although Item 1300 of SEC Regulation S-K and NI 43-101 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, they at times embody different approaches or definitions. Consequently, investors are cautioned that public disclosures by SilverCrest prepared in accordance with NI 43-101 may not be comparable to similar information made public by companies, including Coeur, subject to Item 1300 of SEC Regulation S-K and the other reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2024.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Future borrowing under the RCF may be subject to certain financial covenants. Please see tables in Appendix for the calculation of consolidated free cash flow and liquidity.
2. As of December 31, 2024, Coeur had $30 million in outstanding letters of credit and $195 million in outstanding borrowings under its RCF. Future borrowing under the RCF may be subject to certain financial covenants.
3. Percentage based on the midpoint of 2025 guidance ranges.
4. Excludes amortization.
5. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	2024	4Q 2024	3Q 2024	2Q 2024	1Q 2024	2023	4Q 2023
Average Gold Spot Price Per Ounce	$2,386	$2,663	$2,474	$2,338	$2,070	$1,941	$1,971
Average Silver Spot Price Per Ounce	$28.27	$31.38	$29.43	$28.45	$23.34	$23.35	$23.20
Average Zinc Spot Price Per Pound	$1.26	$1.38	$1.26	$1.29	$1.11	$1.20	$1.13
Average Lead Spot Price Per Pound	$0.94	$0.91	$0.92	$0.98	$0.94	$0.97	$0.96

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Jeff Wilhoit, Senior Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$55,087	$61,633
Receivables	29,930	31,035
Inventory	78,617	76,661
Ore on leach pads	92,724	79,400
Prepaid expenses and other	16,741	18,526
	273,099	267,255
NON-CURRENT ASSETS
Property, plant and equipment and mining properties, net	1,817,616	1,688,288
Ore on leach pads	106,670	25,987
Restricted assets	8,512	9,115
Receivables	19,583	23,140
Other	76,267	67,063
TOTAL ASSETS	$2,301,747	$2,080,848
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$125,877	$115,110
Accrued liabilities and other	156,609	140,913
Debt	31,380	22,636
Reclamation	16,954	10,954
	330,820	289,613
NON-CURRENT LIABILITIES
Debt	558,678	522,674
Reclamation	243,538	203,059
Deferred tax liabilities	7,258	12,360
Other long-term liabilities	38,201	29,239
	847,675	767,332
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 600,000,000 shares, 399,235,632 issued and outstanding at December 31, 2024 and 386,282,957 at December 31, 2023	3,992	3,863
Additional paid-in capital	4,181,521	4,139,870
Accumulated other comprehensive income (loss)	—	1,331
Accumulated deficit	(3,062,261)	(3,121,161)
	1,123,252	1,023,903
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,301,747	$2,080,848

.

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2024	2023	2022
	In thousands, except share data
Revenue	$1,054,006	$821,206	$785,636
COSTS AND EXPENSES
Costs applicable to sales(1)	606,192	632,896	606,530
Amortization	124,974	99,822	111,626
General and administrative	47,727	41,605	39,460
Exploration	59,658	30,962	26,624
Pre-development, reclamation, and other	51,273	54,636	40,647
Total costs and expenses	889,824	859,921	824,887
Income or loss from operations	164,182	(38,715)	(39,251)
OTHER INCOME (EXPENSE), NET
Gain (loss) on debt extinguishment	417	3,437	—
Fair value adjustments, net	—	3,384	(66,668)
Interest expense, net of capitalized interest	(51,276)	(29,099)	(23,861)
Other, net	13,027	(7,463)	66,331
Total other income (expense), net	(37,832)	(29,741)	(24,198)
Income (loss) before income and mining taxes	126,350	(68,456)	(63,449)
Income and mining tax (expense) benefit	(67,450)	(35,156)	(14,658)
NET INCOME (LOSS)	$58,900	$(103,612)	$(78,107)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	(18,507)	(318)	37,445
Reclassification adjustments for realized (gain) loss on cash flow hedges	17,176	(10,694)	(23,890)
Other comprehensive income (loss)	(1,331)	(11,012)	13,555
COMPREHENSIVE INCOME (LOSS)	$57,569	$(114,624)	$(64,552)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$0.15	$(0.30)	$(0.28)

Diluted	$0.15	$(0.30)	$(0.28)
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023	2022
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$58,900	$(103,612)	$(78,107)
Adjustments:
Amortization	124,974	99,822	111,626
Accretion	18,208	16,381	14,850
Deferred taxes	(8,734)	(1,495)	(18,450)
Gain on debt extinguishment	(417)	(3,437)	—
Fair value adjustments, net	—	(3,384)	63,529
Stock-based compensation	12,022	11,361	10,030
Gain on the sale of Sterling/Crown	—	—	(62,249)
Loss on the sale or disposition of assets	4,250	25,197	—
Write-downs	3,235	40,247	45,978
Deferred revenue recognition	(55,562)	(25,468)	(15,887)
Other	5,483	3,215	542
Changes in operating assets and liabilities:
Receivables	(504)	933	4,452
Prepaid expenses and other current assets	2,777	(461)	240
Inventory and ore on leach pads	(69,640)	(47,592)	(51,448)
Accounts payable and accrued liabilities	79,242	55,581	510
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	174,234	67,288	25,616
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(183,188)	(364,617)	(352,354)
Acquisitions, net	(10,000)	—	—
Proceeds from the sale of assets	37	8,546	165,829
Sale of investments	—	47,611	40,469
Proceeds from notes receivable	—	5,000	—
Other	(362)	(239)	(107)
CASH USED IN INVESTING ACTIVITIES	(193,513)	(303,699)	(146,163)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	22,823	168,964	147,408
Issuance of notes and bank borrowings, net of issuance costs	391,500	598,000	320,000
Payments on debt, finance leases, and associated costs	(398,348)	(528,541)	(338,721)
Other	(2,085)	(2,370)	(3,661)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	13,890	236,053	125,026
Effect of exchange rate changes on cash and cash equivalents	(1,115)	567	401
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(6,504)	209	4,880
Cash, cash equivalents and restricted cash at beginning of period	63,378	63,169	58,289
Cash, cash equivalents and restricted cash at end of period	$56,874	$63,378	$63,169

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	2024	4Q 2024	3Q 2024	2Q 2024	1Q 2024	2023	4Q 2023
Net income (loss)	$58,900	$37,852	$48,739	$1,426	$(29,117)	$(103,612)	$(25,505)
Interest expense, net of capitalized interest	51,276	11,887	13,280	13,162	12,947	29,099	7,396
Income tax provision (benefit)	67,450	18,420	25,817	7,189	16,024	35,156	8,485
Amortization	124,974	36,533	33,216	27,928	27,297	99,822	34,635
EBITDA	302,600	104,692	121,052	49,705	27,151	60,465	25,011
Fair value adjustments, net	—	—	—	—	—	(3,384)	1,245
Foreign exchange (gain) loss	(4,753)	(1,321)	(1,708)	(2,089)	365	459	353
Asset retirement obligation accretion	16,778	4,315	4,233	4,154	4,076	16,405	4,186
Inventory adjustments and write-downs	8,042	1,552	1,231	1,071	4,188	43,188	18,464
(Gain) loss on sale of assets and securities	4,250	(102)	176	640	3,536	25,197	12,547
RMC bankruptcy distribution	(1,294)	(95)	—	(1,199)	—	(1,516)	—
(Gain) loss on debt extinguishment	(417)	—	—	21	(438)	(3,437)	298
Transaction costs	8,517	7,541	976	—	—	—	—
Other adjustments	5,429	(217)	81	104	5,461	4,925	2,188
Adjusted EBITDA	$339,152	$116,365	$126,041	$52,407	$44,339	$142,302	$64,292
Revenue	$1,054,006	$305,444	$313,476	$222,026	$213,060	$821,206	$262,090
Adjusted EBITDA Margin	32%	38%	40%	24%	21%	17%	25%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2024	4Q 2024	3Q 2024	2Q 2024	1Q 2024	2023	4Q 2023
Net income (loss)	$58,900	$37,852	$48,739	$1,426	$(29,117)	$(103,612)	$(25,505)
Fair value adjustments, net	—	—	—	—	—	(3,384)	1,245
Foreign exchange loss (gain)	(4,448)	265	(2,247)	(2,950)	484	1,994	(156)
(Gain) loss on sale of assets and securities	4,250	(102)	176	640	3,536	25,197	12,547
RMC bankruptcy distribution	(1,294)	(95)	—	(1,199)	—	(1,516)	—
(Gain) loss on debt extinguishment	(417)	—	—	21	(438)	(3,437)	298
Transaction costs	8,517	7,541	976	—	—	—	—
Other adjustments	5,429	(217)	81	104	5,461	4,925	2,188
Tax effect of adjustments	(820)	142	(568)	(1,447)	1,053	1,785	3,165
Adjusted net income (loss)	$70,117	$45,386	$47,157	$(3,405)	$(19,021)	$(78,048)	$(6,218)

Adjusted net income (loss) per share - Basic	$0.18	$0.12	$0.12	$(0.01)	$(0.05)	$(0.23)	$(0.02)
Adjusted net income (loss) per share - Diluted	$0.18	$0.11	$0.12	$(0.01)	$(0.05)	$(0.23)	$(0.02)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2024	4Q 2024	3Q 2024	2Q 2024	1Q 2024	2023	4Q 2023
Cash flow from operations	$174,234	$63,793	$111,063	$15,249	$(15,871)	$67,288	$65,277
Capital expenditures	183,188	47,720	41,980	51,405	42,083	364,617	92,715
Free cash flow	$(8,954)	$16,073	$69,083	$(36,156)	$(57,954)	$(297,329)	$(27,438)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	2024	4Q 2024	3Q 2024	2Q 2024		1Q 2024	2023	4Q 2023
Cash provided by (used in) operating activities	$174,234	$63,793	$111,063	$15,249		$(15,871)	$67,288	$65,277
Changes in operating assets and liabilities:
Receivables	504	(16)	(1,616)	(3,180)		5,316	(933)	726
Prepaid expenses and other	(2,777)	408	352	(4,176)		639	461	1,225
Inventories	69,640	15,852	14,320	19,774		19,694	47,592	(7,401)
Accounts payable and accrued liabilities	(79,242)	(1,485)	(37,187)	(185)		(40,385)	(55,581)	(14,490)
Operating cash flow before changes in working capital	$162,359	$78,552	$86,932	$27,482	$27,482	$(30,607)	$58,827	$45,337
Net Debt and Leverage Ratio

(Dollars in thousands)	2024		4Q 2024	3Q 2024	2Q 2024	1Q 2024	2023	4Q 2023
Total debt	$590,058		$590,058	$605,183	$629,327	$585,552	$545,310	$545,300
Cash and cash equivalents	(55,087)		(55,087)	(76,916)	(74,136)	(67,489)	(61,633)	(61,600)
Net debt	$534,971	$534,971	$534,971	$528,267	$555,191	$518,063	$483,677	$483,700

Net debt	$534,971		$534,971	$528,267	$555,191	$518,063	$483,677	$483,700
Last Twelve Months Adjusted EBITDA	$339,152		$339,152	$287,079	$191,686	$161,514	$142,302	$142,302
Leverage ratio	1.6		1.6	1.8	2.9	3.2	3.4	3.4
Reconciliation of Costs Applicable to Sales
for Year Ended December 31, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$240,437	$195,904	$185,958	$104,853	$3,235	$730,387
Amortization	(44,979)	(41,293)	(28,201)	(6,487)	(3,235)	(124,195)
Costs applicable to sales	$195,458	$154,611	$157,757	$98,366	$—	$606,192
Inventory Adjustments	(1,365)	(2,746)	(361)	(126)	—	(4,598)
By-product credit	—	—	72	(6,405)	—	(6,333)
Adjusted costs applicable to sales	$194,093	$151,865	$157,468	$91,835	$—	$595,261

Metal Sales
Gold ounces	108,783	38,345	95,361	98,327		340,816
Silver ounces	6,796,715	4,389,378		232,728	—	11,418,821
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	50%	42%	100%	100%
Silver	50%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$892	$1,663	$1,651	$934		$1,203
Silver ($/oz)	$14.28	$20.07			$—	$16.55
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$35,932	$35,690	$31,101	$20,451	$(799)	$122,375
Amortization	9,550	15,858	8,547	1,607	799	36
Costs applicable to sales	$45,482	$51,548	$39,648	$22,058	$—	$158,736
Inventory Adjustments	(76)	(1,190)	(182)	(56)	—	(1,504)
By-product credit	—	—	43	(1,680)	—	(1,637)
Adjusted costs applicable to sales	$45,406	$50,358	$39,509	$20,322	$—	$155,595

Metal Sales
Gold ounces	22,353	14,824	25,839	22,539		85,555
Silver ounces	1,596,875	1,570,448		54,000	—	3,221,323
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	44%	44%	100%	100%
Silver	56%	56%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$894	$1,495	$1,529	$902		$1,192
Silver ($/oz)	$15.92	$17.96			$—	$16.93
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$59,439	$49,640	$45,711	$34,198	$794	$189,782
Amortization	(11,984)	(10,231)	(7,612)	(2,419)	(794)	(33,040)
Costs applicable to sales	$47,455	$39,409	$38,099	$31,779	$—	$156,742
Inventory Adjustments	(572)	(536)	50	(119)	—	(1,177)
By-product credit	—	—	12	(1,332)	—	(1,320)
Adjusted costs applicable to sales	$46,883	$38,873	$38,161	$30,328	$—	$154,245

Metal Sales
Gold ounces	28,655	9,186	24,800	34,272	—	96,913
Silver ounces	1,860,976	1,098,407	—	45,118	—	3,004,501
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	50%	41%	100%	100%
Silver	50%	59%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$818	$1,735	$1,539	$885		$1,113
Silver ($/oz)	$12.60	$20.88			$—	$15.67
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$59,070	$45,225	$47,166	$20,181	$790	$172,432
Amortization	(10,843)	(8,570)	(6,445)	(1,067)	(790)	(27,715)
Costs applicable to sales	$48,227	$36,655	$40,721	$19,114	$—	$144,717
Inventory Adjustments	(252)	(617)	55	(149)	—	(963)
By-product credit	—	—	50	(1,760)	—	(1,710)
Adjusted costs applicable to sales	$47,975	$36,038	$40,826	$17,205	$—	$142,044

Metal Sales
Gold ounces	24,313	8,150	23,539	20,930	—	76,932
Silver ounces	1,542,395	985,269		65,063	—	2,592,727
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	51%	41%	100%	100%
Silver	49%	59%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,006	$1,813	$1,734	$822		$1,264
Silver ($/oz)	$15.24	$21.58			$—	$17.71
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$66,896	$33,632	$44,885	$26,808	$852	$173,073
Amortization	(12,602)	(6,633)	(5,596)	(1,393)	(852)	(27,076)
Costs applicable to sales	$54,294	$26,999	$39,289	$25,415	$—	$145,997
Inventory Adjustments	(468)	(3,555)	(283)	198	—	(4,108)
By-product credit	—	—	(34)	(1,633)	—	(1,667)
Adjusted costs applicable to sales	$53,826	$23,444	$38,972	$23,980	$—	$140,222

Metal Sales
Gold ounces	33,462	6,185	21,183	20,586	—	81,416
Silver ounces	1,796,468	735,254		68,713	—	2,600,435
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	56%	43%	100%	100%
Silver	44%	57%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$901	$1,630	$1,840	$1,165		$1,267
Silver ($/oz)	$13.18	$18.17			$—	$14.63
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Year Ended December 31, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$230,018	$197,663	$178,564	$121,351	$4,018	$731,614
Amortization	(35,709)	(26,392)	(25,905)	(6,694)	(4,018)	(98,718)
Costs applicable to sales	$194,309	$171,271	$152,659	$114,657	$—	$632,896
Inventory Adjustments	(933)	(17,305)	(988)	(653)		(19,879)
By-product credit	—	—	(468)	(6,439)		(6,907)
Adjusted costs applicable to sales	$193,376	$153,966	$151,203	$107,565	$—	$606,110

Metal Sales
Gold ounces	99,043	38,449	84,671	93,348	—	315,511
Silver ounces	6,534,469	3,339,780		266,156	—	10,140,405
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	49%	48%	100%	100%
Silver	51%	52%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$957	$1,922	$1,786	$1,152		$1,355
Silver ($/oz)	$15.09	$23.97			$—	$18.10
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$60,345	$85,155	$46,207	$34,150	$858	$226,715
Amortization	(9,949)	(13,349)	(8,366)	(1,892)	(858)	(34,414)
Costs applicable to sales	$50,396	$71,806	$37,841	$32,258	$—	$192,301
Inventory Adjustments	(195)	(17,295)	(131)	(677)	—	(18,298)
By-product credit	—	—	(275)	(2,146)	—	(2,421)
Adjusted costs applicable to sales	$50,201	$54,511	$37,435	$29,435	$—	$171,582

Metal Sales
Gold ounces	24,849	19,174	25,980	29,538	—	99,541
Silver ounces	1,644,592	1,269,236	—	86,510	—	3,000,338
Zinc pounds	—	—	—	—	—	—
Lead pounds	—	—	—	—	—	—

Revenue Split
Gold	50%	55%	100%	100%
Silver	50%	45%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,010	$1,564	$1,441	$997		$1,225
Silver ($/oz)	$15.26	$19.33			$—	$17.03
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales for 2025 Guidance

In thousands (except metal sales and per ounce amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$144,729	$245,767	$275,743	$222,569	$130,856
Amortization	(45,992)	(38,779)	(75,033)	(43,903)	(7,105)
Costs applicable to sales	$98,737	$206,988	$200,710	$178,666	$123,751
By-product credit	—	—	—	—	(2,824)
Adjusted costs applicable to sales	$98,737	$206,988	$200,710	$178,666	$120,927

Metal Sales
Gold ounces	52,000	100,018	68,000	104,271	95,454
Silver ounces	5,240,757	6,006,911	7,752,237		94,138

Revenue Split
Gold	48%	50%	44%	100%	100%
Silver	52%	50%	56%

Adjusted costs applicable to sales
Gold ($/oz)	$850 - $950	$950 - $1,150	$1,250 - $1,450	$1,700 - $1,900	$1,250 - $1,350
Silver ($/oz)	$9.25 - $10.25	$17.00 - $18.00	$14.50 - $16.50
Reconciliation of Costs Applicable to Sales for 2024 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester(1)	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$261,913	$147,456	$195,337	$102,091
Amortization	(46,953)	(42,237)	(28,757)	(5,694)
Costs applicable to sales	$214,960	$105,219	$166,580	$96,397
By-product credit	—	—	16	(5,328)
Adjusted costs applicable to sales	$214,960	$105,219	$166,596	$91,069

Metal Sales
Gold ounces	104,260	28,170	100,500	91,040
Silver ounces	6,652,590	3,197,910		205,600

Revenue Split
Gold	51%	43%	100%	100%
Silver	49%	57%

Adjusted costs applicable to sales
Gold ($/oz)	$950 - $1,150	$1,500 - $1,700	$1,525 - $1,725	$950 - $1,050
Silver ($/oz)	$15.50 - $16.50	$18.00 - $20.00
1.Cost guidance for Rochester reflects the second half of 2024.